EXHIBIT 5.1

Nicole C. Brookshire
T: +1 617 937 2357
nbrookshire@cooley.com

February 25, 2021

Alarm.com Holdings, Inc.
8281 Greensboro Drive
Suite 100
Tysons, Virginia 22102

Ladies and Gentlemen:
We have acted as counsel to Alarm.com Holdings, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 1,237,090 shares of the Company’s Common Stock, $0.01 par value (the “Shares”) reserved for issuance pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, the 2015 Plan and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we have determined to be necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signature, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due execution and delivery of all documents by all parties other than the Company where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.

500 Boylston Street, Boston, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 www.cooley.com

Alarm.com Holdings, Inc.
February 25, 2021
Page Two

Sincerely,
Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire
500 Boylston Street, Boston, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 www.cooley.com